Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Compensation Committee of Russ Berrie and Company, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-111853 on Form S-8 of Russ Berrie and Company, Inc., of our report dated April 17, 2006, with respect to the statements of financial condition of the Russ Berrie and Company, Inc. 2004 Employee Stock Purchase Plan as of December 31, 2005 and 2004, and the related statements of income and changes in plan equity for the years then ended, which report appears in the December 31, 2005, Form 11-K of the Russ Berrie and Company, Inc. 2004 Employee Stock Purchase Plan.

/s/ KPMG LLP

Short Hills, New Jersey

April 17, 2006